Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

RENALYTIX PLC

(Exact name of Registrant as specified in its charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Ordinary shares, nominal value $0.0025 per share(1)(2)	—	(3)	(4)	(4)	—	—

	Debt	Debt Securities(2)	—	(3)	(4)	(4)	—	—

	Other	Warrants(2)	—	(3)	(4)	(4)	—	—

	Unallocated (Universal) Shelf	—	457(o)	(3)	(4)	$200,000,000	0.0001102	$22,040

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

	Total Offering Amounts					$200,000,000		$22,040

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$22,040

(1)

Ordinary shares may be in the form of American Depositary Shares, each of which currently represents the right to receive two (2) ordinary shares. American Depositary Shares issuable on deposit of the ordinary shares registered hereby have been registered under the Registration Statement on Form F-6, which was initially filed with the Securities and Exchange Commission on July 7, 2020, and was amended on July 13, 2020.

(2)	Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or represented by depositary shares.
(3)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of ordinary shares as may be issuable with respect to the shares being registered hereunder as a result of share splits, share dividends or similar transactions. There are being registered hereunder such indeterminate number of ordinary shares, such indeterminate principal amount of debt securities and such indeterminate number of warrants to purchase ordinary shares and/or debt securities to be sold by the Registrant from time to time, which together shall have an aggregate initial offering price not to exceed $200,000,000. Any securities registered hereunder may be sold separately or in combination with the other securities registered hereunder. The securities registered hereunder also include such indeterminate number of ordinary shares and amount of debt securities as may be issued upon conversion of or exchange for ordinary shares or debt securities that provide for conversion or exchange, upon exercise of warrants or pursuant to the antidilution provisions of any such securities.

(4)

The proposed maximum per security and aggregate offering prices per class of securities will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act.